SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934



Date of Report: June 11, 1999


HAUSER, INC.
(Exact name of Registrant as specified in its charter)


Colorado  (State or other jurisdiction of incorporation)
0-17174  (Commission File Number)
84-0926801 (I.R.S. Employer Number)



5555 Airport Boulevard
Boulder, Colorado 80301
(Address of principal executive office)


(303) 443-4662  (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

Pursuant to an Agreement and Plan of Merger dated December 8, 1998 (the "Merger Agreement"), Hauser, Inc., a Colorado corporation ("Hauser") completed a merger on June 11, 1999, with three subsidiaries (collectively the "Contributed Subsidiaries") of Zuellig Group N.A., Inc. ("ZGNA") and Zuellig Botanicals, Inc. ("ZBI"). Two subsidiaries of ZGNA, Wilcox Drug Company, Inc., a Delaware corporation, and ZetaPharm, Inc., a New York corporation, and one subsidiary of ZBI, Zuellig Botanical Extracts, Inc., a Delaware Corporation, merged with three wholly-owned subsidiaries of Hauser which were created for the purpose of the merger. The Contributed Subsidiaries were the surviving corporations and became wholly-owned subsidiaries of Hauser as a result of the merger. There was no prior relationship between ZGNA, ZBI, the Contributed Subsidiaries and Hauser or any of its officers or directors or their associates.

In consideration for the stock of the Contributed Subsidiaries, Hauser shareholders authorized the issuance a total of 10,061,394 shares of common stock to ZGNA and ZBI, which shares constitute 49% of the outstanding shares of the Company. As part of the merger, Volker Wypyszyk, President of ZGNA, became a Co-Chief Executive Officer with Dean P. Stull, and Hauser's Board of Directors was increased from six to nine directors comprised of three continuing Hauser directors, three ZGNA representatives and three new independent directors.

The manner of the merger, a description of the businesses of the Contributed Subsidiaries, further details about the consideration Hauser paid in the merger, the determination of the amount of such consideration, and further information about the terms of the merger transaction are contained in the Definitive Proxy Statement filed on May 11, 1999. The description of the Merger Agreement, which is filed as an exhibit to the Definitive Proxy Statement, does not purport to be complete and is qualified in its entirety by the express terms and provisions of the Merger Agreement.

Item 5.   Other Events

On June 11, 1999, Hauser secured financing from Wells Fargo Bank, NA to provide a $35 million line of credit and a $10 million fixed asset line in support of the merged companies. Hauser will assume approximately $21 million of the Contributed Subsidiaries' bank debt.

On June 11, 1999, Hauser's shareholders approved a reverse split of Hauser's common stock with an exchange ratio of 4 to 1. The reverse stock split was necessary to meet the NASDAQ minimum bid price on the closing date of the merger for listing of Hauser's stock on the NASDAQ National Market System and became effective as of the close of business June 11, 1999.

Item 7.  Financial Statements and Exhibits

The required financial statements of the businesses acquired pursuant to the merger described above and the pro forma financial information relative to the acquired businesses as required by Item 2 will be filed by amendment not later than 60 days after June 26, 1999.


(c)      Exhibits

Exhibit Index:

Exhibit 2.1 - Agreement and Plan of Merger
Incorporated by reference as Exhibit 2.1 to Form 10-Q dated October 31, 1998, and amended as Appendix B to Definitive Proxy Statement dated May 11, 1999

Exhibit 2.2 - Form of Agreement Regarding Employees
Incorporated by reference as Exhibit 2.2 to Form 10-Q dated October 31, 1998

Exhibit 2.3 - Form of Escrow Agreement
Incorporated by reference as Exhibit 10.2 to Form 10Q-A dated January 31, 1999

Exhibit 2.4 - Form of Governance Agreement
Incorporated by reference as Exhibit 2.4 to Form 10-Q dated October 31, 1998, and amended as Appendix C to the Definitive Proxy Statement dated May 11, 1999

Exhibit 2.5 - Inventory Purchase Agreement
Incorporated by reference as Exhibit 2.5 to Form 10Q dated October 31, 1998

Exhibit 2.6 - Agreement for Option to Acquire Powders Business
Incorporated by reference as Exhibit 2.6 to Form 10-Q dated October 31, 1998

Exhibit 2.7 - Registration Rights Agreement
Incorporated by reference as Exhibit 2.7 to Form 10-Q dated October 31, 1998

Exhibit 2.8 - Sourcing Agreement dated June 11, 1998
Incorporated by reference as Exhibit 2.8 to Form 10-Q dated October 31, 1998

Exhibit 2.9 - Press Release announcing the closing of the Merger dated June 14, 1999

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAUSER, INC.




By: /s/Ralph L. Heimann
Chief Financial Officer

EXHIBIT 2.9

FOR IMMEDIATE RELEASE                    CONTACT:  Suzanne Brink
Boulder, Colorado                         Investor Relations Specialist
June 14, 1999                              (303) 443-4662

HAUSER  ANNOUNCES COMPLETION OF MERGER,REVERSE SPLIT, AND YEAR-END RESULTS

Hauser (NASDAQ:HAUS) announces it has completed its merger with subsidiaries of the Zuellig Group N.A. (ZGNA), including Zuellig Botanical Extracts, Inc., Wilcox Drug Company, Inc. (known as Wilcox Natural Products) and ZetaPharm, Inc., creating an integrated U.S. supplier of herbal extracts, botanical raw materials and related products. As part of the merger, shareholders approved a reverse stock split. Hauser's Board of Directors authorized a 1 for 4 reverse split* and the issuance of 10,061,394 shares of common stock to ZGNA. The vote took place at a special meeting of Hauser shareholders in Boulder, Colorado on June 11, 1999.

The reverse stock split was implemented in order to satisfy NASDAQ's listing requirement. As of June 14, 1999, a "D" will be appended to the HAUS symbol and remain for several weeks to inform investors about the split.

Hauser's total revenues for the fiscal year ended April 30, 1999 were $36,265,421, a 13% increase over revenues of $32,037,528 in fiscal 1998. Net loss for the year ended April 30, 1999, was $(29,736,106), or $(2.84)* per share, as compared to a net loss of $(3,134,009), or $(.30)* per share in fiscal year 1998. Net loss for fiscal 1999 included a one-time charge of $25.6 million, or $2.45* per share, taken in the third quarter ended January 31, 1999, for the write-down of paclitaxel inventory and other related assets. Excluding this one-time write-down, the net loss would have been $(4,136,106) or $(.39)* per share.

The company also announced operating results for its fiscal fourth quarter, ended April 30, 1999. Revenues were $10,329,848, an 8% decrease compared to revenues of $11,275,412 in the fourth quarter of fiscal 1998. Hauser's net loss for the fourth quarter was $(2,483,411), or $(.24)* per share. The net loss in the fourth quarter of fiscal 1998 was $(1,238,914), or $(.12)* per share.

The attached table shows the share and per share information both before and after the reverse split.

Revenues and earnings for the fourth quarter and for fiscal year 1999 were impacted by a soft market for herbal products, higher manufacturing costs related, in part, to lack of high quality raw materials, and a shift in product mix. Dean P. Stull, Chairman of the Board and co-CEO of Hauser, Inc., said, "Although we are disappointed in our year-end results, we are eager to integrate our organizations and we look forward to improved conditions in the nutritional supplement market. We expect to achieve financial synergies from the merger in raw material sourcing, as well as sales and marketing strength. These areas are vital to improving our profitability." Volker Wypyszyk, Hauser's President and co-CEO, stated, "We are pleased to finalize the merger so we can begin operating as a single company. Not only does this greatly expand our business capabilities but also allows us to better serve the growing needs of our customers."

Hauser has secured financing from Wells Fargo Bank, NA to provide a $35 million line of credit and a $10 million fixed asset line in support of the merged companies. Hauser will assume approximately $21 million of the acquired subsidiaries' bank debt.

Hauser, a customer connected SM company, headquartered in Boulder, Colorado, develops, manufactures and markets superior natural products and offers unsurpassed technical services.

* Share and per share information is presented before the effect of the reverse split.

# # #

The statements made above, which are not historical, are forward-looking statements. The actual results of Hauser may vary materially from the forward-looking statements made above because of important factors such as the risk that the integration of the two merged organizations will be disruptive to the operations of Hauser, the risk that Hauser will have difficulty in eliminating its paclitaxel business, the risk that Hauser will not be successful in securing funding to expand operations, the risk that new products will not be developed on time or meet market expectations, the risk that management will not be successful at gaining or retaining market share or controlling operating expenses and product costs, the risk of increased governmental regulation, and the risk that pricing and other competitive pressures worldwide will cause margins to erode significantly. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements made above is contained in Hauser's disclosure documents to be on file with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended April 30, 1998, its Form 10-Q for the quarter ended January 31, 1999, and its Schedule 14 A Information in the Proxy Statement.


RECAP OF OPERATING RESULTS

                          Fourth quarter ended April 30,      Year ended April 30,
                          1999          1998                  1999             1998
Total revenues            $10,329,848   $11,275,412           $36,265,421      $32,037,528
Gross margin                  565,176     3,245,244           (12,433,832)<F1>   7,496,525
Research and development      457,401       435,953             1,593,880        2,229,843
Sales and marketing           611,546       757,201             2,732,057        2,390,602
General and administrative  1,799,356     1,649,444             6,648,404        6,021,622
Product warranty                    -     1,500,000                     -        1,500,000
Write-off of assets                 -             -             5,900,000                -
Loss from operations       (2,303,127)   (1,097,354)          (29,308,173)<F2>  (4,645,542)
Interest income
    (expense), net           (180,284)     (141,560)             (427,933)         631,810
Loss before taxes          (2,483,411)   (1,238,914)          (29,736,106)      (4,013,732)
Net loss                  $(2,483,411)  $(1,238,914)         $(29,736,106)     $(3,134,009)


Loss per share - basic and
    diluted - Pre-split   $     (0.24)  $     (0.12)         $      (2.84)     $     (0.30)
Loss per share - basic and
    diluted - Post-split  $     (0.95)  $     (0.47)         $     (11.36)     $     (1.20)

Weighted average shares
    outstanding -
    Pre-split             10,472,063     10,444,320          10,468,658        10,439,800
Weighted average shares
    outstanding -
    Post-split             2,618,016      2,611,080           2,617,165         2,609,950

<F1>Includes inventory write-off of $19,700,000
<F2>Includes inventory and asset write-down of $25,600,000

CONDENSED BALANCE SHEETS
                                    April 30,1999            April 30, 1998
Cash and cash equivalents           $   3,610,825            $ 2,081,796
Restricted cash                           567,032                139,346
Accounts receivable, net                6,812,444              9,090,005
Inventories, current                   15,700,357             10,111,688
Other current assets                    2,606,402              2,295,909
     Total current assets              29,297,060             23,718,744

Property and equipment, net            16,571,066             22,344,618

Inventories, non-current                        -             14,787,837
Deposits                                1,953,041              4,013,992
Other non-current assets                2,082,370              3,428,390
     Total non-current assets           4,035,411             22,230,219

Total assets                          $49,903,537            $68,293,581

Accounts payable                      $ 2,953,559            $ 1,764,294
Current portion of debt                 6,750,342              1,911,498
Other current liabilities               8,877,189              3,371,356
      Total current liabilities        18,581,090              7,047,148

Long-term debt                            486,596                692,733

Common stock and paid-in-capital       58,893,016             58,874,759
Retained earnings (deficit)           (28,057,165)             1,678,941
     Total stockholders' equity        30,835,851             60,553,700

Total liabilities and
    stockholders' equity              $49,903,537            $68,293,581
